SECUITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549



FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):  April 15, 2003
Pharmaceutical Formulations, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware
0-11274
22-2367644
(State or Other Jurisdiction
(Commission
(IRS Employer
of Incorporation)
File Number)
Identification No.)

460 Plainfield Avenue, Edison, New Jersey  08818
(Address of Principal Executive Offices, including Zip Code)
Registrant's telephone number, including area code:  732-985-7100
N.A.
(Former Name or Former Address, if Changed Since Last Report)


Item 9.  Regulation FD Disclosure

	On April 15, 2003, the Company issued a press release regarding its acquisition of
Konsyl Pharmaceuticals, Inc., which read as follows:

PHARMACEUTICAL FORMULATIONS, INC. ANNOUNCES AGREEMENT TO ACQUIRE KONSYL PHARMACEUTICALS, INC.
EDISON, NJ, April 15, 2003 -- PHARMACEUTICAL FORMULATIONS, INC. ("PFI" or the "Company") announced today that it has entered into an agreement to acquire Konsyl Pharmaceuticals, Inc. of Fort Worth, Texas for approximately $8.5 million, subject to certain purchase price adjustments at closing.
The closing is expected to occur on or about May 15, 2003.
The transaction will be financed by a combination of asset based and term loan financing.

Konsyl is a manufacturer and distributor of powdered, dietary natural fiber supplements, which have been recommended by doctors for over 35 years. The products are manufactured at their plant in Easton, Maryland and are sold, both domestically and internationally, to pharmaceutical wholesalers, drugstore chains, mass merchandisers, grocery store chains, and grocery distributors. Products are sold under both the "Konsylr" brand name and various private labels. The "Konsylr" brand product line and private label products are generally merchandised in pharmacy sections with other bulk forming laxatives. Konsyl also manufactures a gastrointestinal diagnostic product, "Sitzmarks", that is sold to hospitals, colon and rectal surgeons, and radiologists. For the year ended
December 31, 2002, Konsyl's net sales were $11.2 million and net income was $945,000.

PFI believes this acquisition provides an opportunity to increase its presence in both the private label and branded pharmaceutical markets. It also affords PFI the opportunity to introduce new products and product line extensions under the "Konsylr" brand and PFI's own laxative products. There also exist considerable opportunities for cost savings through consolidation of the two companies.

ICC Industries Inc. is the holder of approximately 74.5 million shares (approximately 87%) of the common stock of PFI. As a majority-owned subsidiary of ICC, PFI enjoys the resources associated with ICC's position as a global leader in the manufacturing, marketing and trading of chemical, plastic and pharmaceutical products. Founded as a trading enterprise in 1952, ICC has expanded its line of business to include manufacturing and production facilities in 23 locations throughout the United States, Europe, Israel, Russia, China and Turkey.

This press release may contain forward-looking information and should be read in conjunction with the Company's
Form 10-K and quarterly and periodic reports on Forms
10-Q and 8-K as filed with the Securities and Exchange
Commission.




SIGNATURES
Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMACEUTICAL FORMULATIONS, INC.


By:
/s/ Walter Kreil

Name:  Walter Kreil

Title:   Vice President and Chief Financial
Officer

Dated:  April 15, 2003





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